                                                             EXHIBIT 99 (iii)
                          THE KITCHEN COLLECTION, INC.

                              FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 1994 AND 1993

                         TOGETHER WITH AUDITORS' REPORT

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of The Kitchen Collection, Inc.:

We have audited the accompanying balance sheets of THE KITCHEN COLLECTION, INC. (a Delaware corporation) as of December 31, 1994 and 1993, and the related statements of income, changes in stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Kitchen Collection, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                            Arthur Andersen LLP
Columbus, Ohio,
   January 26, 1995.

                          THE KITCHEN COLLECTION, INC.

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1994 AND 1993

                             ASSETS                                           1994                  1993
                             ------                                        -----------          -----------
Current assets:
  Cash                                                                     $   170,305          $    10,096
  Miscellaneous receivables                                                    227,706               78,176
  Accounts receivable - affiliate                                            3,125,000            4,000,000
  Inventories                                                               14,389,205           11,358,350
  Prepaid expenses and other                                                 1,434,092            1,207,442
                                                                           -----------          -----------
             Total current assets                                           19,346,308           16,654,064
                                                                           -----------          -----------

Property, plant and equipment:
  Land                                                                          61,300               61,300
  Building and leasehold improvements                                          816,693              754,839
  Furniture and fixtures                                                     5,170,775            4,361,992
                                                                           -----------          -----------
                                                                             6,048,768            5,178,131
  Less:  Accumulated depreciation and amortization                          (3,330,760)          (2,660,450)
                                                                           -----------          -----------
             Property, plant and equipment, net                              2,718,008            2,517,681
Goodwill, net of accumulated amortization                                    3,846,648            3,961,760
                                                                           -----------          -----------
             Total assets                                                  $25,910,964          $23,133,505
                                                                           ===========          ===========

              LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Current maturities of long-term debt                                     $    -               $   500,000
  Accounts payable and miscellaneous accrued liabilities
                                                                             7,565,527            5,176,386
  Accounts payable - affiliates                                                207,221              429,621
  Income taxes payable to affiliate                                          1,077,360              871,540
  Accrued salaries and benefits                                              1,148,298              918,334
  Other accrued taxes                                                          771,570              712,064
                                                                            -----------         -----------
             Total current liabilities                                      10,769,976            8,607,945
Long-term debt, less current maturities                                      5,000,000            1,900,000
                                                                            -----------         -----------
             Total liabilities                                              15,769,976           10,507,945
                                                                            -----------         -----------

Stockholder's equity:
  Common stock;  $.01 par value; 100,000 shares authorized;
     10,500 shares issued and outstanding                                          105                  105
  Additional paid-in capital                                                 4,999,890            4,999,890
  Retained earnings                                                          5,140,993            7,625,565
                                                                           -----------          -----------
             Total stockholder's equity                                     10,140,988           12,625,560
                                                                           -----------          -----------
             Total liabilities and stockholder's equity                    $25,910,964          $23,133,505
                                                                           ===========          ===========


         The accompanying notes to financial statements are an integral part of these balance sheets.

                          THE KITCHEN COLLECTION, INC.

                              STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                                1994                 1993
                                                                             -----------          -----------
Net sales                                                                    $63,870,305          $53,748,681

Cost of sales                                                                 36,253,909           30,618,244
                                                                             -----------          -----------
Gross margin                                                                  27,616,396           23,130,437

Selling, general, administrative and other expenses                           22,091,402           18,284,419
                                                                             -----------          -----------

             Operating income                                                  5,524,994            4,846,018

Interest expense                                                                 204,623              102,979

Amortization expense                                                             125,943              115,112
                                                                             -----------          -----------

             Income before provision for income taxes                          5,194,428            4,627,927

Provision for income taxes                                                     2,079,000            1,879,000
                                                                             -----------          -----------

             Net income                                                      $ 3,115,428          $ 2,748,927
                                                                             ===========          ===========



         The accompanying notes to financial statements are an integral part of these statements.

                          THE KITCHEN COLLECTION, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993



                                                                         Additional                            Total
                                          Number of       Common           Paid-in           Retained       Stockholder's
                                           Shares         Stock            Capital           Earnings          Equity
                                           -------        ------         -----------        ----------      -------------
Balance, December 31, 1992, as restated    10,500         $ 105          $ 4,999,890        $6,626,638       $11,626,633

  Net income                                 -               -                 -             2,748,927         2,748,927

  Dividend to stockholder                    -               -                 -            (1,750,000)       (1,750,000)
                                           ------         -----          -----------        ----------       -----------
Balance, December 31, 1993                 10,500           105            4,999,890         7,625,565        12,625,560

  Net income                                 -               -                 -             3,115,428         3,115,428

  Dividend to stockholder                    -               -                 -            (5,600,000)       (5,600,000)
                                           ------         -----          -----------        ----------       -----------

Balance, December 31, 1994                 10,500         $ 105          $ 4,999,890        $5,140,993       $10,140,988
                                           ======         =====          ===========        ==========       ===========





         The accompanying notes to financial statements are an integral part of these statements.

                          THE KITCHEN COLLECTION, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                                  1994               1993
                                                                               ----------         ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                   $3,115,428         $2,748,927
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                 899,510            835,356
    Loss on the disposal of assets                                                 12,249              8,063
    Increase in miscellaneous receivables                                        (149,530)           (25,747)
    Increase in inventories                                                    (3,030,855)        (2,887,225)
    Increase in prepaid expenses and other                                       (226,650)          (326,201)
    Increase in accounts payable and miscellaneous accrued
       liabilities                                                              2,389,141          2,210,827
    Increase (decrease) in accounts payable - affiliates                         (222,400)           210,308
    Increase in income taxes payable to affiliate                                 205,820            167,529
    Increase in accrued salaries and benefits                                     229,964             75,908
    Increase in other accrued taxes other than income                              59,506            116,372
                                                                               ----------         ----------
             Net cash provided by operating activities                          3,282,183          3,134,117
                                                                               ----------         ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for property, plant and equipment                               (1,016,915)        (1,049,832)
  Proceeds from disposal of assets                                                 19,941              9,127
                                                                               ----------         ----------
             Net cash used in investing activities                               (996,974)        (1,040,705)
                                                                               ----------         ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt                                                   (2,400,000)          (500,000)
  Borrowings of long-term debt                                                  5,000,000              -
  Dividend to stockholder                                                      (5,600,000)        (1,750,000)
  Net (borrowings) repayments on loan to affiliate                                875,000         (4,000,000)
                                                                               ----------         ----------
             Net cash used in financing activities                             (2,125,000)        (6,250,000)
                                                                               ----------         ----------

NET INCREASE (DECREASE) IN CASH                                                   160,209         (4,156,588)

CASH, beginning of the year                                                        10,096          4,166,684
                                                                               ----------         ----------

CASH, end of the year                                                          $  170,305         $   10,096
                                                                               ==========         ==========

Supplemental Disclosure of Cash Flow Information:

Cash paid during the year for:
  Interest                                                                     $  210,593         $  138,441
  Income taxes                                                                 $1,969,894         $1,807,711


         The accompanying notes to financial statements are an integral part of these statements.

                          THE KITCHEN COLLECTION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1994 AND 1993

(1)    ORGANIZATION

       The Kitchen Collection, Inc. (the Company) is a specialty retailer of kitchenware, tableware, small electrical appliances and related accessories. The Company operates a chain of 119 retail and factory outlet stores and is a wholly-owned subsidiary of NACCO Industries, Inc.
       (NII).

(2)    SIGNIFICANT ACCOUNTING POLICIES

       Inventories

       Inventories are stated at the lower of cost or market as determined by the retail inventory method.

       Building, Leasehold Improvements, Furniture and Fixtures

       Building, leasehold improvements, furniture and fixtures are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred. For financial reporting purposes, depreciation and amortization is provided using the straight-line method based upon the estimated useful lives of the related assets, as follows:

               Building and leasehold improvements           5-20 years
               Furniture and fixtures                           5 years

       Goodwill

       Goodwill associated with the purchase of the Company by NII has been capitalized and is being amortized over forty years on a straight-line basis. Accumulated amortization was $757,822 and $642,710 at December 31, 1994 and 1993, respectively, with related amortization expense of $115,112 for the years ended December 31, 1994 and 1993, respectively.

       Income Taxes

       Deferred tax assets or liabilities are based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefit is based on the changes in the assets or liabilities from period to period. Refer to Note 6 "Income Taxes" for additional information.

       Fair Value of Financial Instruments

       The fair values of financial instruments have been determined through information obtained from quoted market sources and management estimates. The fair value of the financial instruments approximated their carrying values at December 31, 1994. The Company does not hold or issue financial instruments or derivative financial instruments for trading purposes.

       The Company enters into interest rate swap agreements with terms that run concurrent with the related debt. The differential between the floating interest rate and the fixed interest rate, which is to be paid or received, is recognized in interest expense as interest rates change over the life of the agreement.

 (3)   LINE-OF-CREDIT AGREEMENT

       The Company has a line-of-credit agreement with a commercial bank for $2,500,000. Upon renewal of the line on May 31, 1994, the rate was reduced from the bank's prime rate or 1.50% over LIBOR to the bank's prime rate or LIBOR plus a base rate margin of .75% to 1.75%, determined by certain performance measures. The line-of-credit is unsecured. The Company had no funds drawn against the available balance at December 31, 1994 or 1993. The credit agreement expires on May 31, 1995. The Company has annually renewed this agreement in the past and expects to again renew it under similar arrangements prior to its expiration.

(4)    LONG-TERM DEBT

       Long-term debt consists of the following, as of December 31:

                                                                             1994               1993
                                                                          ----------         ----------
          Note payable to bank at 7.56%  (LIBOR plus 0.75%)
             at December 31, 1994 and 5.5625% (LIBOR plus 1.50%)
             at December 31, 1993
                                                                          $5,000,000         $2,400,000
                       Less:  current maturities                             -                 (500,000)
                                                                          ----------         ----------
                                                                          $5,000,000         $1,900,000
                                                                          ==========         ==========

       On May 10, 1994, the Company entered a term note agreement with a commercial bank for $5,000,000, the proceeds from which were used to retire the previously existing note. Interest is payable quarterly at 6.81%, plus a base rate margin between .75% and 1.75%, determined by certain performance measures. The note is unsecured, and is payable in two annual installments beginning January 15, 1999.

       The note contains restrictive covenants regarding maintenance of minimum net worth, interest coverage and leverage. The Company was in compliance with all covenants as of December 31, 1994 and 1993.

       Aggregate maturities of the note are as follows:

                       1995                                    $    -
                       1996                                         -
                       1997                                         -
                       1998                                         -
                       1999                                     2,500,000
                       Thereafter                               2,500,000
                                                               ----------
                                                               $5,000,000
                                                               ==========

(5)    INTEREST RATE RISK MANAGEMENT

       The Company entered into an interest rate swap agreement with a six year term during 1994. The use of this agreement allowed the Company to enter into a long-term credit agreement with a performance based, floating rate of interest and then swap it for a fixed rate as opposed to entering into a higher cost fixed-rate credit agreement. This agreement is with a major commercial bank; therefore, the risk of credit loss from nonperformance by the bank is minimal. The following summarizes the notional amount and related rates on this interest rate swap agreement at December 31, 1994:

              Notional amount                                         $5,000,000
              Average variable rate received                               5.81%
              Average fixed rate paid                                      7.56%

(6)    INCOME TAXES

       The provision for income taxes consists of the following:

                                                                               1994                1993
                                                                            ----------          ----------
          Currently payable:
            Federal                                                         $1,779,000          $1,538,000
            State and local                                                    383,000             347,000
                                                                            ----------          ----------
                                                                             2,162,000           1,885,000
                                                                            ----------          ----------
          Deferred:
            Federal                                                            (78,000)             (1,000)
            State and local                                                     (5,000)             (5,000)
                                                                            ----------          ----------
                                                                               (83,000)             (6,000)
                                                                            ----------          ----------
                Total provision                                             $2,079,000          $1,879,000
                                                                            ==========          ==========

     The components of the net deferred income tax benefit are as follows:

                                                                               1994                1993
                                                                           -----------          ---------

          Store closing reserve                                            $   (14,000)          $  1,600
          Uniform capitalization of inventory                                  (54,000)           (26,000)
          Tax over book depreciation                                            49,000              4,700
          Vacation pay                                                         (14,000)           (14,700)
          Medical cost                                                         (59,000)           (10,000)
          State income taxes                                                    18,000             19,300
          Other                                                                 (9,000)            19,100
                                                                           -----------           --------
                Total deferred income tax benefit, net                     $   (83,000)          $ (6,000)
                                                                           ===========           ========

       Reconciliation of the Federal statutory and effective income tax rates is as follows:

                                                                               1994               1993
                                                                               ----               ----
          Federal statutory rate                                               35.0%              35.0%

          Amortization of goodwill                                              0.8                0.8

          State and local income tax, net of Federal income                     4.8                4.8
             tax effect

          Other                                                                (0.6)                -
                                                                               ----               ----
          Effective tax rate                                                   40.0%              40.6%
                                                                               ====               ====

       A summary of the components of the net deferred tax asset balances, included in the accompanying balance sheet in prepaid expenses and other, are as follows:

                                                                              1994               1993
                                                                            ---------          ---------
          Inventories                                                       $ 188,000          $ 158,000
          Accrued expenses and reserves                                       149,000             35,000
          State income taxes                                                    1,000             21,000
          Depreciation                                                       (214,000)          (173,000)
                                                                            ---------          ---------
                Deferred tax asset, net                                     $ 124,000          $  41,000
                                                                            =========          =========

(7)    RELATED PARTY TRANSACTIONS

       Net purchases of inventories from HBPS during the years ended December 31, 1994 and 1993 were $6,083,151 and $5,005,846, respectively. HBPS is
       80% owned by NII. At December 31, 1994 and 1993, the Company owed HBPS $196,421 and $408,621, respectively, for these purchases.

       The Company incurred $19,600 and $12,000 for miscellaneous services provided by NII for the years ended December 31, 1994 and 1993, respectively. The Company had payables for such services at December 31, 1994 and 1993 of $11,828 and $21,000, respectively.

       The Company paid dividends to NII during 1994 and 1993 of $5,600,000 and $1,750,000, respectively.

       The Company has an agreement with NII to loan NII up to $15,000,000. Outstanding amounts are collectible on demand. Interest is payable quarterly at the Applicable Federal Rate. The Company has receivables due from NII at December 31, 1994 and 1993 of $3,125,000 and $4,000,000,
       respectively. The Company recorded related interest income of $71,036 during 1994 and $11,000 during 1993.

       The Company has a Tax Sharing Agreement with NII as NII and the Company are included in the same consolidated group for Federal tax purposes. The Company files separate tax returns for state and local tax purposes. The Company has taxes payable to NII at December 31, 1994 and 1993 of $1,077,360 and $871,540, respectively.

(8)    LEASES

       The Company leases retail stores, warehouse space and equipment under noncancellable operating leases which expire at various dates through 2003. Future minimum lease payments are as follows:


                   1995                                                   $ 5,047,000
                   1996                                                     4,989,000
                   1997                                                     4,409,000
                   1998                                                     3,726,000
                   1999                                                     2,754,000
               Thereafter                                                   3,163,000
                                                                          -----------

                   Total minimum payments                                 $24,088,000
                                                                          ===========

       The Company has leases with percentage of sales clauses in all but two of its store locations. Percentage of sales rent expense amounted to $443,072 for the year ended December 31, 1994 and $395,960 for the year ended December 31, 1993. The Company's total rent expense for the years ended December 31, 1994 and 1993 was $6,429,710 and $5,191,258,
       respectively.

(9)    RETIREMENT INCOME PLAN

       In 1987, the Company established a defined contribution savings plan for employees who have completed one year of service and are at least 21 years of age. Employees can elect to defer and contribute a portion of their salary, following the guidelines established in the plan. The Company makes matching contributions of 50% of the employee's contribution. In addition, the Company can make an annual profit sharing contribution at its discretion. The matching contribution, limited to 3% of the employee's compensation, and the Company's profit sharing contribution amounted to $319,958 and $291,205 for the years ended December 31, 1994 and 1993, respectively.

(10)   SUBSEQUENT EVENTS

       Through January 26, 1995, the Company made additional advances to NII of $1,060,000 and received payments of $3,420,000, for a net receivable balance of $765,000 at January 26, 1995.